Exhibit (h) (40)
SCHEDULE A
OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit
(as a Percentage of average net assets)
Aggressive Growth Portfolio	0.10%
Financial Services Portfolio	0.10%
Diversified Research Portfolio	0.10%
Equity Portfolio	0.10%
Technology Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Concentrated Growth Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Health Sciences Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
International Value Portfolio	0.10%
Large-Cap Growth Portfolio (formerly called Blue Chip Portfolio)	0.10%
Capital Opportunities Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Fasciano Small Equity Portfolio (formerly called Aggressive Equity Portfolio)	0.10%
Small-Cap Value Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Managed Bond Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Equity Income Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Comstock Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
Real Estate Portfolio	0.10%
American Funds Growth Portfolio (applies to feeder fund expenses only)	0.10%
VN Small-Cap Value Portfolio	0.10%

Effective January 1, 2006, agreed to and accepted by:

PACIFIC SELECT FUND

BY:	/s/ James T. Morris

Name:	James T. Morris
Title:	President

PACIFIC LIFE INSURANCE COMPANY

BY:	/s/ James T. Morris	BY:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Executive Vice President	Title:	Vice President and Secretary